Exhibit 5.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form F-9 of Manulife Financial Corporation (the “Company”) and in the related Preliminary Short Form Base Shelf Prospectus pertaining to the issue and sale of up to US$1,000,000,000 principal amount of Debt Securities, Class A Shares and Class B Shares of the Company of our reports dated March 18, 2008, with respect to the consolidated financial statements of the Company as at December 31, 2007 and 2006 and for the years then ended and the effectiveness of internal control over financial reporting of the Company as at December 31, 2007 filed with the Securities and Exchange Commission.

Toronto, Canada	/s/ Ernst & Young LLP
February 13, 2009	Chartered Accountants Licensed Public Accountants